Exhibit 99.1

December 4, 2024

Shift4 Family

Subject: Jared Isaacman’s Acceptance of Nomination for NASA Administrator

To My Shift4 Family,

After nearly 26 years leading Shift4, the time has come for me to embark on a new journey. I was nominated to lead NASA - a role that reflects my passion for advancing humankind’s reach among the stars, unlocking the secrets of the universe, and improving life on Earth along the way.

Throughout my career, I’ve taken on ambitious endeavors, including going to space, that required a strong management team capable of carrying the vision forward. I am proud to say Shift4’s leadership has never been stronger. Taylor Lauber has been at the heart of our evolution, leading our IPO and Strategy, and navigating the opportunities and challenges of being a public company. I am confident that Taylor and the team will continue to execute our ambitious growth plans with precision and passion.

On that note, Shift4 is incredibly well-positioned for the future. Our strategy to win across restaurants, hotels, stadiums, and e-commerce, and do so worldwide is stronger than ever. With a solid financial foundation, low leverage, and an impressive pipeline of opportunities, Shift4 is positioned to deliver exceptional growth for years to come.

I intend to remain CEO until my confirmation and will be fully engaged at our Investor Day in February, where we will share our vision to deliver profitable growth well into the future. I also plan to retain the majority of my equity interest in Shift4, subject to ethics obligations and will move quickly to reduce my voting power to be commensurate with other Class-A shareholders. While I can envision a future where I return, I know the company is in great hands.

Shift4 has been my life’s work since I was 16 years old, but it is my time to serve and give back to the nation that enabled me to live the American dream.

With sincere gratitude,

Jared Isaacman

CEO

Shift4

3501 Corporate Pkwy, Center Valley, PA 18034 | www.shift4.com